Exhibit 3.1

CERTIFICATE OF DESIGNATION, NUMBER, POWERS PREFERENCES AND RELATIVE, PARTICIPATING OPTION, AND OTHER SPECIAL RIGHTS AND THE QUALIFICATIONS, LIMITATIONS, RESTRICTIONS, AND OTHER DISTINGUISHING CHARACTERISTICS OF SERIES A PREFERRED STOCK OF PLEASANT KIDS, INC.

It is hereby certified that:

1.	The name of the corporation (hereinafter called the “Corporation”) is Pleasant Kids, Inc.

2.	The certificate of incorporation authorizes the issuance of 50,000,000 shares of Preferred Stock with a par value to be determined by the Board of Directors and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number full or limited voting powers, or the denial of voting powers, preferences and relative participating, option, and other special rights and the qualifications, limitations restrictions, and other distinguishing characteristics of each series to be issued.

3.	The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

a.	RESOLVED, that FIFTY MILLION (50,000,000) shares of the Preferred Stock of which, Fifty Million (50,000,000) Preferred shares are authorized (par value $0.001 per share), are authorized to be issued by this Corporation pursuant to its certificate of incorporation, and that there be and hereby is authorized and created a series of preferred stock, hereby designed as the Series A Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such certificate of incorporation and in addition thereto, those following:

i.      DESIGNATION. The Preferred Stock subject hereof shall be designated Series A Preferred Stock (“Series A Preferred”). No other shares of Preferred Stock shall be designated as Series A Preferred stock. This designation shall replace the Designation for Series A Preferred filed on October 1, 2013.

ii.      DIVIDENDS. The Holder of Series A Preferred Stock may or may not be entitled to cumulative dividends, approved by the Board of Directors.

iii.     CONVERSION. Preferred “A” Shares are convertible each into twenty-five shares of Common Stock (25 Common Shares to 1 Preferred A Shares conversion rate). The conversion right of the holders of Series A preferred Stock shall be exercised by the surrender of the certificates representing shares to be converted to the Corporation or its Transfer Agent for the Series A Preferred, accompanied by written notice authorizing conversion. Immediately prior to the close of business on the date the Corporation or its receives written notice of conversion, each converting holder of Series A preferred shall be deemed to be the holder of record of common stock issuable upon conversion of such holder(s) Series A Preferred notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such common stock shall not then be actually delivered to such person. The conversion ratio for all Series A Preferred shares shall be calculated as of the close of business on the Conversion Record Date regardless of the date the Series A Preferred shares are actually tendered for conversion.

iv.    NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out all the provisions of this certificate and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

v.     RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose, including without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

vi.    REGISTRATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall not be obligated to register the shares of common stock issued to the Series A Preferred shareholders upon conversion.

vii.   LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred shall be entitled to receive liquidation in preference to the holders of common shares or any other class or series of preferred stock.

viii.  INVOLUNTARY LIQUIDATION. In the event of involuntary liquidation, the shares of this series shall be entitled to the same amounts as in the event of voluntary liquidation.

2

ix.     OTHER RESTRICTIONS. There shall be no conditions or restrictions upon the creation of indebtedness of the Corporation, or any subsidiary or upon the creation of any other series of preferred stock with any other preferences.

x.      VOTING RIGHTS. The holder of the shares of Series A Preferred Stock shall have the following voting rights:

1.	The holder of the shares of Series A Preferred Stock shall be entitled to 25 votes per 1 vote of common stock on all matters submitted to a vote of the shareholders of the corporation voting together with the holders of the common stock and of any other shares of capital stock of the Corporation entitled to vote at a meeting of shareholders as one class, except in cases where a separate or additional vote or consent of the holders of class or series of capital stock or other equity securities of the Corporation shall be required by these Articles or applicable law, in which case the requirement for any such separate or additional vote or consent shall apply in addition to the single class vote or consent otherwise required by this paragraph.

2.	As of each record date for the determination of the Corporation’s shareholders entitled to vote on any matter (a “Record Date”), the shares of Series A Preferred Stock shall have the voting rights and powers equal to the number of votes that entitle the holder of the shares of Series A Preferred Stock to exercise one vote more than one-half of all votes entitled to be cast as of such Record Date by all holders of capital stock of the Corporation so as to ensure that the votes entitled to be cast by the holder of the shares of Series A Preferred Stock shall be equal to at least fifty-one percent (51%) of all votes entitled to be cast.

3.	Without written consent of the holder of the shares of Series A Preferred Stock at a meeting of the shareholders of this Corporation called for such purpose the Corporation will not amend, alter or repeal any provision of the Articles of Incorporation (by merger or otherwise) so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock. Status of Redeemed Stock. In the event the shares of Series A Preferred Stock shall converted pursuant to Section iii hereof, the shares shall be cancelled and returned to the status of authorized but unissued shares of preferred stock.

xi.     STATED VALUE. The Shares of Series A Preferred shall have a stated value of $0.001 per share.

xii.    OTHER-PREFERENCES. The shares of the Series A Preferred shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the certificate of incorporation of the Corporation.

3

FURTHER RESOLVED, that the statements contained in the foregoing resolution creating and designating the said Series A Preferred Stock and fixing the number, powers, preferences and relative, optional participating and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation.

Signed on January, 8, 2014.

By Unanimous Written Consent of the Board of Directors:

/s/ Robert Rico	/s/ Calvin Lewis	/s/ Kenneth Wiedrich
Robert Rico – Director	Calvin Lewis – Director	Kenneth Wiedrich – Director